Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer & Chief Financial Officer	Marian Briggs, (612) 455-1742
(952) 487-9500	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES PARTIAL EXERCISE OF OVER-ALLOTMENT OPTION

MINNEAPOLIS — December 1, 2006 — Vital Images, Inc. (NASDAQ: VTAL) announced today that the underwriters of the Company’s recently completed public offering have exercised their option to purchase an additional 354,003 shares of the Company’s common stock to cover over-allotments. Vital Images granted the underwriters a 30-day over-allotment option to purchase up to 450,000 shares of common stock at the public offering price of $31.00 per share, less the underwriting discount. Net proceeds to Vital Images from the exercise of the over-allotment option will be approximately $10.3 million. In total, including the over-allotment shares, the Company will have sold 3,354,003 shares of the Company’s common stock at $31.00 per share, before underwriting discounts and commissions, resulting in net proceeds of approximately $98.0 million. The closing of the sale of the over-allotment shares is expected to occur on December 4, 2006, subject to the satisfaction of customary closing conditions.

Vital Images intends to use the approximately $98.0 million in net proceeds for general corporate purposes, including expanding sales and marketing, customer service and training efforts internationally and investing in product development resources. Vital Images also intends to use the net proceeds for the acquisition of or investment in businesses, products and technologies that are complementary to the company’s current products, can enhance the company’s market coverage or technical capabilities, or offer growth opportunities.

Piper Jaffray & Co. acted as the sole book-running manager for the offering. Wachovia Capital Markets, LLC, Jefferies & Company, Inc. and Thomas Weisel Partners LLC acted as co-managers for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. Information about this offering is available in the prospectus supplement and the accompanying prospectus filed by Vital Images with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and image analysis solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the impact of changes to stock-based compensation pursuant to FASB’s statement of financial accounting standards No. 123(R), and other risks detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

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